Exhibit 10.4

22 July 2009

ALSTROM BUSINESS CORP

MICHALAKIS TSITSEKKOS

IGOR VALERYEVICH KOLOMOISKY

IHOR MYKHAILOVICH SURKIS

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

CME UKRAINE HOLDING B.V.

CME CYPRUS HOLDING LIMITED

FIRST AMENDED AND RESTATED
FRAMEWORK AGREEMENT

Schedules

Schedule 1 – Form of Shareholders' Agreement
Schedule 2 – Warranties
Schedule 3 – Actions Pending Closing
Schedule 4 – CME Restructuring
Schedule 5 – TET Restructuring
Schedule 6 – Form of Alstrom Disclosure Letter
Schedule 7 – Alstrom Parties' Deliverables
Schedule 8 – CME Parties' Deliverables

THIS FRAMEWORK AGREEMENT (this "Agreement") is made this 22nd day of July, 2009 by and among:

1.
Alstrom Business Corp, a company organized and existing under the Laws of the British Virgin Islands with its registered address at Intershore Chambers, P.O.Box 4342, Road Town, Tortola, British Virgin Islands ("Alstrom");

2.	Michalakis Tsitsekkos, a citizen of Republic of Cyprus residing at Stadiou, 37A Aglantzia, P.C. 2103, Nicosia, Cyprus, passport No. C355717, issued on 11 December 2001 ("Alstrom Nominee");

3.	Igor Valeryevich Kolomoisky, a citizen of Israel residing at St. Galey Thelet 48, Herzeliya, Israel, 46640, passport No. 10905729, issued on 2 October 2005 ("Kolomoisky");

4.
Ihor Mykhailovich Surkis, a citizen of Ukraine, residing at 11, Dimitrova str. Flat 5, Kiev, Ukraine, passport No. EC342649, issued on 17 November 2005 ("Surkis", and together with Kolomoisky and Alstrom Nominee, the "Alstrom Owners", and together with Kolomoisky and Alstrom, the "Alstrom Parties");

5.	Central European Media Enterprises Ltd., a company organized under the Laws of Bermuda with its registered address at Clarendon House, 2 Church Street, HM 11, Hamilton, Bermuda ("CME Ltd.");

6.
CME Ukraine Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands with its registered address at Dam 5B, JS1012 Amsterdam, the Netherlands ("Ukraine Holding"); and

7.
CME Cyprus Holding Limited, a wholly-owned subsidiary of CME Ltd. and a limited liability company organized and existing under the Laws of Cyprus, identification code No. 155308 , located at 199 Makarios III Avenue, Neocleous House, P.O. Box 50613, CY – 3608, Limassol, the Republic of Cyprus,  (the "Company", and together with CME Ltd. and Ukraine Holding, the "CME Parties"),

(individually a "Party" and together the "Parties").

WHEREAS:

(A)	Alstrom, Alstrom Nominee, Kolomoisky, Surkis, CME Ltd. and the Company (the "Original Parties") entered into the Framework Agreement, dated 2 July 2009 (the "Original Framework Agreement").

(B)
The Original Parties and Ukraine Holding now desire that (i) the Original Framework Agreement (including the schedules thereto) be amended and restated in its entirety by this Agreement and (ii) Ukraine Holding accede to this Agreement as if it had been a party to the Original Framework Agreement.

(C)
Kolomoisky and Surkis are, collectively, the sole Beneficial Owners (as defined below) of 100% of the issued share capital of Alstrom, and the Alstrom Nominee is the sole legal owner of 100% of the issued share capital of Alstrom.

(D)
Kolomoisky and Surkis are, collectively, the Beneficial Owners of (i) CJSC Telecompany "TET", a limited liability company organized and existing under the Laws of Ukraine, located at 44, Peremogy Аvе., 03057, Kyiv, Ukraine ("TET"), and (ii) "TET Production" LLC, a limited liability company organized and existing under the Laws of Ukraine, located at 44, Peremogy Аvе., 03057, Kyiv, Ukraine ("TET Production", and together with TET and each of their respective Subsidiaries, the "TET Group"), which TET Group conducts television business in Ukraine.

(E)
The Alstrom Owners have caused, or promptly after the date of this Agreement the Alstrom Owners will cause, 100% of the shares issued as securities of TET and 100% of the ownership interests of TET Production to be transferred to Bredgat Holdings Ltd, a private limited liability company organized and existing under the Laws of Cyprus ("Holding Company").  As a result of these transfers, the Alstrom Owners will be, collectively, the sole Beneficial Owners of the Holding Company.  Furthermore, prior to Closing (as defined below), the Alstrom Owners will cause the entire issued share capital of Holding Company to be contributed to Alstrom.  As a result of this transfer, the Alstrom Owners will be the sole Beneficial Owners of Alstrom.

(F)
CME Ltd. is the sole Beneficial Owner of the Company and is the indirect owner of the Studio 1+1 and Kino Group (as defined below) and has caused, or prior to Closing will cause, the Company to become the indirect owner of 100% of the ownership interests of each of (i) Studio 1+1 LLC, a limited liability company organized and existing under the Laws of Ukraine ("Studio 1+1"), (ii) Gravis-Kino LLC, a limited liability company organized and existing under the Laws of Ukraine ("Gravis"), (iii) TOR LLC, a limited liability company organized and existing under the Laws of Ukraine ("TOR"), (iv) ZHYSA LLC, a limited liability company organized and existing under the Laws of Ukraine ("ZHYSA"), (v) TV Stimul ("Stimul"), a limited liability company organized and existing under the Laws of Ukraine, (vi) Ukrpromtorg-2003 LLC ("Ukrpromtorg"), a limited liability company organized and existing under the Laws of Ukraine, (vii) Ukrainian Media Services LLC, a limited liability company organized and existing under the Laws of Ukraine ("UMS"), (viii) 1+1 Production LLC, a limited liability company organized and existing under the Laws of Ukraine ("1+1 Production"), (ix) TV Media Planet Limited, a limited liability company organized and existing under the Laws of Cyprus ("TV Media Planet"), (x) International Media Services Ltd., a company limited by shares organized and existing under the Laws of Bermuda ("IMS"), (xi) Innova Film GmbH, a limited liability company organized and existing under the Laws of Germany ("Innova Film"), (xii) Grintwood Investments Limited, a limited liability company organized and existing under the Laws of Cyprus ("Grintwood"), and (xiii) Grizard Investments Limited, a limited liability company organized and existing under the Laws of Cyprus ("Grizard", together with Ukraine Holding, Studio 1+1, Gravis, TOR, ZHYSA, Stimul, Ukrpromtorg, UMS, 1+1 Production, TV Media Planet, IMS, Innova Film and Grintwood, the "Studio 1+1 and Kino Group"), which companies conduct television, broadcasting, media production and advertising business in Ukraine.

(G)
Pursuant to the terms of this Agreement and the other Transaction Documents (as defined below), the Parties desire that the Company own and indirectly operate the TET Group and the Studio 1+1 and Kino Group.

(H)
Subject to the terms of this Agreement, Alstrom will (i) make an equity contribution to the Company in the amount of US$100,000,000 in cash in exchange for the allotment of share capital of the Company, after which allotment Alstrom will hold 49% (4,804 Shares) and CME Ltd. will hold 51% (5,000 Shares) of the issued share capital of the Company (the "Alstrom Cash Contribution"), and (ii) transfer 100% of the issued share capital of Holding Company to Ukraine Holding in consideration of a payment of EUR 1,000 (the "Holding Company Transfer").

NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, covenants, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1           Definitions.

For the purposes of this Agreement, and unless the context requires otherwise, the following terms have the meanings given to them below:

"1+1 Production" has the meaning set forth in the Recitals;

"Affiliate" means, with respect to a specified Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with the specified Person. For the purposes of this Agreement, Kolomoisky is an Affiliate of Alstrom;

"Affiliate Transaction" has the meaning set forth in Section 16.2 of Part C of Schedule 2;

"Agreement" has the meaning set forth in the preamble;

"Alstrom" has the meaning set forth in the preamble;

"Alstrom Cash Contribution" has the meaning set forth in the Recitals;

"Alstrom Disclosure Letter" means Alstrom's disclosure letter (if any) in the form set forth in Schedule 6 to be delivered to and agreed and accepted (but only if agreed and accepted) by the CME Parties in accordance with Clauses 5.3(b) and 5.3(c);

"Alstrom Indemnitee" has the meaning set forth in Clause 7.1;

"Alstrom Nominee" has the meaning set forth in the preamble;

"Alstrom Owners" has the meaning set forth in the preamble;

"Alstrom Owner Warranty" means each representation and warranty given by each Alstrom Owner pursuant to Clause 4.1 hereof in relation to each statement applicable to it contained in Part A of Schedule 2, and "Alstrom Owner Warranties" means all of those representations and warranties;

"Alstrom Parties" has the meaning set forth in the preamble;

"Alstrom Parties' Deliverables" means those Closing deliverables set out in Schedule 7;

"Alstrom Warranty" means each representation and warranty given by Alstrom pursuant to Clause 4.1 and 4.2 hereof in relation to each statement applicable to it contained in Part A of Schedule 2 and each statement contained in Section 1 of Part B of Schedule 2, and "Alstrom Warranties" means all of those representations and warranties;

"Anti-Money Laundering Laws" has the meaning set forth in Section 1.8 of Part B of Schedule 2;

"Applicable Laws" has the meaning set forth in Section 1.5 of Part B of Schedule 2;

"Articles" means the articles of association of the Company as amended from time to time in accordance with this Agreement and any other Transaction Documents;

"Assets" means any of the assets (real and personal, tangible and intangible, including all Intellectual Property) that are used or held for use in connection with the business of any TET Group Entity or any Studio 1+1 and Kino Group Entity or the Company, as applicable;

"Audited Financial Statements" has the meaning set forth in Section 8.1 of Part C of Schedule 2;

"Balance Sheet Date" has the meaning set forth in Section 8.1 of Part C of Schedule 2;

"Beneficial Owner" means, in respect of any Person, the Person(s) with ultimate effective Control over the first Person;

"Business Day" means a day, not being a Saturday or Sunday, when banks are open in Nicosia (Cyprus), London (England) and Kyiv (Ukraine) for commercial business;

"Closing" has the meaning set forth in Clause 3.1;

"Closing Date" has the meaning set forth in Clause 3.3;

"Closing Date Documents" means the Shareholders' Agreement, the Cyprus Contribution Agreement and any other Transaction Documents that Alstrom, CME Ltd. and the Company may agree are to be exchanged at Closing;

"Closing Memorandum" has the meaning set forth in Clause 3.2(a)(i);

"CME Disclosure Letter" means the disclosure letter of CME Ltd. and the Company (if any) in the form set forth in Schedule 6 (with appropriate changes to reflect the senders and addressee), which may be delivered to and agreed and accepted (but only if agreed and accepted) by Alstrom in accordance with Clause 5.3(d);

"CME Indemnitee" has the meaning set forth in Clause 7.2;

"CME Ltd." has the meaning set forth in the preamble;

"CME Parties" has the meaning set forth in the preamble;

"CME Parties' Deliverables" means those Closing deliverables set out in Schedule 8;

"CME Restructuring" means the transfer of 100% of the direct or indirect ownership interests of Studio 1+1 and Kino Group to the Company, as fully set out in Schedule 4 hereto, and the occurrence of Successful Registration of Gravis, TOR, Ukrpromtorg, UMS and ZHYSA;

"CME Warranty" means each representation and warranty given by CME Ltd. pursuant to Clause 4.1 hereof in relation to each statement applicable to it contained in Part A of Schedule 2 and pursuant to Clause 4.3 in relation to each statement contained in Section 2 of Part B of Schedule 2, and "CME Warranties" means all of those representations and warranties;

"Company" has the meaning set forth in the preamble;

"Company Warranty" means each representation and warranty given by the Company pursuant to Clause 4.1 hereof in relation to each statement applicable to it contained in Part A of Schedule 2, and "Company Warranties" means all of those representations and warranties;

"Constitutional Documents" means, in respect of any legal Person, the charter, memorandum and articles of association and/or other organizational documents of such Person, as applicable;

"Control" means the power to direct or cause the direction of the management or policy of any Person, directly or indirectly, through family or other relationship (if a natural person), the holding of securities or other participation interests, by virtue of an agreement or on other grounds, and "Controlling" and "Controlled" have the correlative meanings proceeding from this term;

"Current Budget" has the meaning set forth in Section 4 of Part A of Schedule 3;

"Cyprus Contribution Agreement" means the agreement to be entered into by Alstrom and the Company on the Closing Date, in the form as is customary and as may be reasonably agreed by such Parties prior to Closing;

"Due Diligence Completion Date" has the meaning set forth in Clause 5.3(b);

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended;

"Existing Dispute" has the meaning set forth in Clause 12.2(c);

"Financial Statements" has the meaning set forth in Section 8.1 of Part C of Schedule 2;

"FSMA" means the Financial Services and Markets Act 2000;

"Fundamental Studio 1+1 and Kino Group Warranty" means each representation and warranty given by CME Ltd. and the Company pursuant to Clause 4.5 hereof in relation to each statement contained in Section 1, 2, 3 and 9 of Part D of Schedule 2, and "Fundamental Studio 1+1 and Kino Group Warranties" means all those representations and warranties;

"Fundamental TET Group Warranty" means each representation and warranty given by Alstrom pursuant to Clause 4.4 hereof in relation to each statement contained in Section 1, 2, 3 and 19 of Part C of Schedule 2, and "Fundamental TET Group Warranties" means all of those representations and warranties;

"Fundamental Warranties" means any of the CME Warranties, Company Warranties, Ukraine Holding Warranties, Alstrom Warranties, Alstrom Owner Warranties, the Fundamental Studio 1+1 and Kino Group Warranties or the Fundamental TET Group Warranties;

"Governmental Authority" means any state or any political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions on behalf of the state or its political subdivision, including any government authority, ministry, agency, department, board, commission or instrumentality and subdivisions thereof; any court, tribunal or arbitrator; and any self-regulatory organization acting on behalf of the state or itself pursuant to the rights granted thereto by applicable Law;

"Gravis" has the meaning set forth in the Recitals;

"Grintwood" has the meaning set forth in the Recitals;

"Grizard" has the meaning set forth in the Recitals;

"Holding Company" has the meaning set forth in the Recitals;

"Holding Company Purchase Agreement" means the agreement for the sale and purchase of all of the shares of Holding Company to be entered into by Alstrom and Ukraine Holding on the Closing Date, in the form as is customary and as may be reasonably agreed by such Parties prior to Closing;

"Holding Company Transfer" has the meaning set forth in the Recitals;

"IMS" has the meaning set forth in the Recitals;

"Indemnified Party" has the meaning set forth in Clause 7.3(a);

"Indemnifying Party" has the meaning set forth in Clause 7.3(a);

"Indemnitee" has the meaning set forth in Clause 7.2;

"Indemnity Claim" has the meaning set forth in Clause 7.3(a);

"Indenture Compliance Opinion" has the meaning set forth in Clause 3.1(b)(iv);

"Innova Film" has the meaning set forth in the Recitals;

"Inquiring Party" has the meaning set forth in Clause 5.1(f);

"Intellectual Property" means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, software, Internet sites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, trade secrets and all similar intellectual property rights;

"Kolomoisky" has the meaning set forth in the preamble;

"Law" means all applicable (i) provisions of all constitutions, treaties, statutes, laws, customs, codes, rules, regulations, ordinances, orders and official opinions and interpretations of any Governmental Authority having the force of law, (ii) approvals of any Governmental Authority, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority;

"LCIA Rules" has the meaning set forth in Clause 12.2(a);

"Lien" means any mortgage, pledge, deed of trust, hypothecation, right of third Persons, claim, security interest, title defect, title retention agreement, lease, sublease, license agreement, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, proxy, lien, charge or other restrictions or limitations of any nature whatsoever;

"Litigation" means any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity;

"Losses" has the meaning set forth in Clause 7.1;

"Management Accounts" means the quarterly unaudited financial statements of TET and TET Production, consisting of combined profit and loss accounts and combined cash flows for the monthly period prior to the Management Accounts Date prepared in US Dollars on the basis of statutory accounts held according to Ukrainian Accounting Standards with further adjustments based on generally accepted accounting principles in the United States;

"Management Accounts Date" means the last date of the relevant quarter for which the Management Accounts reviewed by CME Ltd. as part of its due diligence have been prepared;

"Material Adverse Effect" means a material adverse effect on or material adverse change to the business, results of operations, condition (financial or otherwise), prospects, Assets or liabilities of the TET Group or Studio 1+1 and Kino Group or the Company (as applicable) taken as a whole;

"Material Contract" has the meaning set forth in Section 10.3 of Part C of Schedule 2;

"Minter" means Minter TV Productions Limited, a limited liability company organized and existing under the Laws of Cyprus, identification code No. 155516, located at Zinas Kanther & Origenous, P.C. 3035, Limassol, Cyprus;

"Minter Assignments" has the meaning set forth in Clause 5.1(c)(i);

"Minter Contracts" means all of the licensing agreements and any other contracts of the TET Group business entered into or in force prior to the Closing Date between Minter and any third party in respect of programming or other assets used or able to be used by any TET Group Entity;

"Original Framework Agreement" has the meaning set forth in the Recitals;

"Original Parties" has the meaning set forth in the Recitals;

"Owned Intellectual Property" has the meaning set forth in Section 14.1 of Part C of Schedule 2;

"Party" has the meaning set forth in the preamble;

"Person" or "Persons" means any physical person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority, whether incorporated or unincorporated;

"Proposed Business Plan" has the meaning set forth in Clause 5.4;

"RED Permits" has the meaning set forth in Clause 5.6(a)(iii);

"Registered Revised Charter" means the registered charter of (i) TET, (ii) TET Production, (iii) Gravis, (iv) TOR, (v) ZHYSA, (vi) Ukrpromtorg and (vii) UMS, respectively, in each case bearing the seal of the relevant Governmental Authority and signed by the appropriate registrar and reflecting the new direct owner of such entity contemplated in the TET Restructuring or the CME Restructuring, as applicable;

"Reissued Licenses" means each broadcasting license currently held by each of (i) TET, (ii) the Subsidiaries of TET, (iii) Gravis, (iv) TOR and (v) ZHYSA, in each case issued by the relevant Governmental Authority, reflecting the ownership of such Person as set out in the relevant Registered Revised Charter;

"Related Dispute" has the meaning set forth in Clause 12.2(c);

"Responding Party" has the meaning set forth in Clause 5.1(f);

"SEC Filed Ukrainian Information" has the meaning set forth in Section 7 of Part D of Schedule 2;

"Securities Act" means the U.S. Securities Act of 1933, as amended;

"Shareholders' Agreement" means the agreement to be entered into by the Alstrom Owners, Alstrom, CME Ltd. and the Company on the Closing Date, substantially in the form of Schedule 1 hereof;

"Shares" means the issued ordinary shares of nominal value of 1 (one) EURO each in the capital of the Company issued by the Company from time to time; "Share" means any and each of the Shares;

"Stimul" has the meaning set forth in the Recitals;

"Studio 1+1" has the meaning set forth in the Recitals;

"Studio 1+1 and Kino Group" has the meaning set forth in the Recitals;

"Studio 1+1 and Kino Group Entities" means the members of the Studio 1+1 and Kino Group and their Subsidiaries;

"Studio 1+1 and Kino Group Warranty" means each representation and warranty given by CME Ltd. and the Company pursuant to Clause 4.5 hereof in relation to each statement contained in Part D of Schedule 2, and "Studio 1+1 and Kino Group Warranties" means all those representations and warranties;

"Subscription Shares" has the meaning set forth in Clause 2.2(a);

"Subsidiary" means with respect to any Person, at the time in question, any other Person who, directly or indirectly through one or more intermediaries, is Controlled by such first Person;

"Successful Registration" means, (i) in respect of each of the legal entities organized in Ukraine and involved in the TET Restructuring and the CME Restructuring, the receipt of the Registered Revised Charter of such Person and (ii) with respect to TET, the Subsidiaries of TET, Gravis, ZHYSA and TOR, the receipt by such Person of the respective Reissued Licenses;

"Surkis" has the meaning set forth in the preamble;

"Tax" means any federal, national, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto);

"Tax Returns" means any federal, national, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes;

"TET" has the meaning set forth in the Recitals;

"TET Group" has the meaning set forth in the Recitals;

"TET Group Entities" means Holding Company, the members of the TET Group and all of their respective Subsidiaries;

"TET Group Licenses" means any license, permit or approval required to conduct the business of the TET Group as it is currently carried out, including the Reissued Licenses as these relate to TET Group Entities;

"TET Group Warranty" means each representation and warranty given by Alstrom pursuant to Clause 4.4 hereof in relation to each statement contained in Part C of Schedule 2, and "TET Group Warranties" means all of those representations and warranties;

"TET Group Tax Warranty" means each representation and warranty given by Alstrom pursuant to Clause 4.4 hereof in relation to each statement contained in Section 17 of Part C of Schedule 2, and "TET Group Tax Warranties" means all of those representations and warranties;

"TET Production" has the meaning set forth in the Recitals;

"TET Restructuring" means the completion of the steps set out in the Recitals in respect of the transfer of 100% of the ownership interests of TET and TET Production to Alstrom, as fully set out in Schedule 5 hereto, and the occurrence of Successful Registration of TET and TET Production;

"Third Party Claim" has the meaning set forth in Clause 7.3(b);

"TOR" has the meaning set forth in the Recitals;

"Transaction Documents" means this Agreement, the Shareholders' Agreement, the Constitutional Documents, and any other document or agreement (e.g., the Cyprus Contribution Agreement and the Holding Company Purchase Agreement), and any amendment to the foregoing, which the Parties execute to implement the transactions contemplated thereby and designate as such;

"Transfer" means, in respect of any Person, to sell, transfer, pledge, loan, encumber, create a usufruct or other interest for the benefit of any third party in, or otherwise dispose of any share, or of any interest in or option over any shares, of such Person;

"TV Media Planet" has the meaning set forth in the Recitals;

"Ukrainian GAAP" has the meaning set forth in Section 8.1 of Part C of Schedule 2;

"Ukraine Holding" has the meaning set forth in the preamble;

"Ukraine Holding Warranty" means each representation and warranty given by Ukraine Holding pursuant to Clause 4.1 hereof in relation to each statement applicable to it contained in Part A of Schedule 2, and "Ukraine Holding Warranties" means all of those representations and warranties;

"Ukrpromtorg" has the meaning set forth in the Recitals;

"UMS" has the meaning set forth in the Recitals;

"Unaudited Financial Statements" has the meaning set forth in Section 8.1 of Part C of Schedule 2;

"Warranty" means any of the CME Warranties, Company Warranties, Ukraine Holding Warranties, Alstrom Warranties, Alstrom Owner Warranties, Studio 1+1 and Kino Group Warranties or TET Group Warranties; and

"ZHYSA" has the meaning set forth in the Recitals.

1.2	Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)	when a reference is made in this Agreement to a Clause, Exhibit or Schedule, such reference is to a Clause of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated;

(b)	the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)	whenever the words "include," "includes," or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

(d)	a reference to "US Dollar" or "US $" means the lawful currency of the United States of America;

(e)	a reference to "EURO" or "EUR" means the lawful currency of the European Union;

(f)	the words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(g)	all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(h)
references in the singular shall include references in the plural and vice versa, words denoting any gender shall include any other gender and words denoting natural persons shall include any other Persons;

(i)	references to a Person are also to its successors and permitted assigns;

(j)	references to this Agreement and/or any other agreement are deemed to be references to such agreement, as amended, modified or supplemented from time to time;

(k)	references to "shares" shall be deemed to include any type of ownership interest applicable to a Person under the Laws of the jurisdiction of incorporation of such Person; and

(l)	the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

2.	CONTRIBUTIONS AND SUBSCRIPTIONS

2.1           Contributions.  Subject to satisfaction of all of the conditions set forth in Clause 3.1, on the Closing Date, Alstrom hereby agrees:

(a)
to transfer, convey, assign and deliver to Ukraine Holding 100% of the issued share capital of Holding Company in consideration of the payment by Ukraine Holding to Alstrom of cash consideration of EUR 1,000 pursuant to the terms of the Holding Company Purchase Agreement; and

(b)
in exchange for the receipt of the Subscription Shares pursuant to Clause 2.2(a), to make payment in accordance with Clause 3.2(a)(ii) of the Alstrom Cash Contribution to the Company, and the Company agrees to accept the Alstrom Cash Contribution.

2.2           Subscriptions for the Shares.

(a)
Subject to satisfaction of the relevant conditions set forth in Clause 3.1, in consideration for the Alstrom Cash Contribution, the Company shall allot to Alstrom, and Alstrom shall subscribe for, 4,804 Shares (the "Subscription Shares"), the capital allocation of which represents 49% of the entire issued share capital of the Company upon Closing (on a post-subscription basis).  Each Subscription Share so issued shall have a nominal value of one (1) EURO and the remainder of the per-Subscription Share purchase price shall be treated as share premium.

(b)
The Subscription Shares to be issued pursuant to Clause 2.2(a) shall rank pari passu in all respects with all other issued Shares.  Each Subscription Share shall entitle the holder thereof to exercise one (1) vote on the matters referred to the shareholders of the Company.  No other Shares or securities shall be issued by the Company at Closing.

(c)
CME Ltd. hereby waives and agrees to procure the waiver of any and all pre-emption rights it may have in relation to any of the Subscription Shares, whether under the Constitutional Documents of the Company or otherwise.

2.3           Allotment, Issue and Transfer.  The Subscription Shares shall be allotted and issued fully paid at Closing free from all Liens and with all the rights attaching to them pursuant to this Agreement, any other Transaction Document and the Articles.

2.4           Share Certificates.  Share certificates issued to Alstrom for the Subscription Shares (as well as share certificates for other Shares to be issued in the future (as the case may be)) shall be issued under the seal of the Company and signatures of a director and the secretary of the Company.

3.	CLOSING

3.1           Conditions Precedent.

Completion of the contributions and subscriptions contemplated by Clause 2 (the "Closing") shall be subject to the fulfilment and satisfaction (or waiver in writing by the relevant Party or Parties) of each of the following conditions precedent:

(a)	General conditions precedent to the performance by the Parties of their respective obligations on the Closing Date:

(i)	each of the CME Restructuring and the TET Restructuring shall have been completed;

(ii)	[Intentionally omitted];

(iii)
the Parties shall have made all required antimonopoly or merger control notifications required by the transactions contemplated hereby to occur at Closing and shall have received all required antimonopoly or merger control approvals or consents so required, in each case in form and substance reasonably satisfactory to the Parties, and no such notifications, consents and approvals shall have been revoked;

(iv)
all of the broadcasting licenses of the TET Group Entities and the Studio 1+1 and Kino Group Entities shall have become effective and remain in full force and effect and shall not have been challenged or revoked;

(v)
no Litigation shall have been filed and be pending, no Governmental Authority shall have notified any Party of its intention to commence, or recommend the commencement of, Litigation and no Law shall have been enacted, entered, enforced, promulgated or issued with respect to or deemed applicable, which in any case seeks or purports to challenge, prohibit, materially interfere with, materially limit, delay, restrain, impose damages or other material obligations in connection with or materially increase the cost of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including the acquisition, ownership, control, operation, voting or disposition by the Company of the TET Group and/or the Studio 1+1 and Kino Group or the on-going business of the TET Group and/or the Studio 1+1 and Kino Group or the other Assets or operations of the TET Group Entities and/or the Studio 1+1 and Kino Group Entities; and

(vi)
consummation of the transactions contemplated hereby and by the other Transaction Documents shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, including any court order, and no such Law or order that would have such an effect shall have been threatened, promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement or any other Transaction Document.

(b)	Conditions precedent to the performance by the Company, Ukraine Holding and CME Ltd. of their respective obligations on the Closing Date:

(i)
there shall have been no breach of any Alstrom Warranty, Alstrom Owner Warranty or Fundamental TET Group Warranty and no material breach of any other TET Group Warranty, in each case at and as of the date when first given and at and as of the Closing Date with the same effect as though made at and as of the Closing Date, it being understood that, for purposes of determining the accuracy of any such Warranty, all monetary thresholds and other materiality qualifications set forth in such Warranty shall be disregarded.  Each of the Alstrom Owners and Alstrom shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to Closing.  Alstrom shall have delivered to each of CME Ltd. and the Company a certificate, dated the Closing Date and signed by a duly authorized officer to the effect set forth above in this Clause 3.1(b)(i);

(ii)
Alstrom and the TET Group Entities shall have received all consents, authorizations or approvals or delivered all notices required by the Constitutional Documents of the relevant Person, any Governmental Authority in any relevant jurisdiction or under any of Alstrom Parties’ Material Contracts in respect of the contribution of the TET Group Entities to the Company and/or the continued operation of the business of the TET Group by the Company after the Closing Date, excluding antimonopoly or merger control notifications, consents and approvals, which are instead addressed by Clause 3.1(a)(iii), in each case in form and substance reasonably satisfactory to CME Ltd., and no such consents, authorizations, approvals or notices shall have been revoked;

(iii)	the TET Restructuring shall have been completed and Holding Company shall hold all of the right, title and interest in and to 100% of the ownership interests of each of TET and TET Production;

(iv)
CME Ltd. shall have received an opinion satisfactory to CME Ltd. from an independent third-party international investment bank that the transactions contemplated by this Agreement comply with the terms of CME Ltd.'s senior indebtedness (the "Indenture Compliance Opinion");

(v)
CME Ltd. and the Company shall have (i) been satisfied with the results of the legal, financial, operational and other due diligence of the TET Group Entities, the proposed Alstrom Disclosure Letter and the transactions contemplated hereby, including the TET Restructuring and confirmation of the ability for the TET Group Entities to substantively and in a timely manner comply with (x) the financial reporting requirements applicable to CME Ltd. and (y) the CME Ltd. business practices referred to in clause 5 of the Shareholders' Agreement and (ii) confirmed such satisfaction in writing to Alstrom;

(vi)	Alstrom shall have procured on a best efforts basis that, in respect of each Minter Contract, one of the following shall have occurred:

(1)	all documents necessary to effect a Minter Assignment, on terms and in forms satisfactory to CME Ltd. (acting reasonably), shall have been executed by each of Minter and Holding Company; or

(2)	in place of such Minter Contract, a new agreement (on the same material terms as the relevant Minter Contract) shall have been entered into between Holding Company and the relevant third party; or

(3)	Minter and Holding Company shall have entered into a sublicense agreement on terms and in a form satisfactory to CME Ltd. (acting reasonably) in respect of such Minter Contract;

(vii)
each of the Alstrom Owners and Alstrom shall have executed all of the Closing Date Documents and Alstrom Parties' Deliverables to which it is a party and such Closing Date Documents shall be ready for exchange at Closing;

(viii)
no event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened in respect of any TET Group Entity since the date of this Agreement that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, in the reasonable judgment of CME Ltd., a Material Adverse Effect;

(ix)	Alstrom shall have ensured that the shareholders of TET-Production have made their outstanding contributions to the registered capital of TET-Production in full prior to the TET Restructuring;

(x)
each of Investproekt LLC, Shonest Investments Limited and Suniflon Holding Limited (TET shareholders) shall have issued notarized statements confirming the waiver of their pre-emption rights to acquire TET shares purchased by (i) Mr. Surkis under the Shares Purchase Agreement as of 07.08.2007 No. д42/07 and (ii) Ms. Kovalyk under the Purchase Agreement as of 03.09.2007 No. д50/07 as well as any claims in respect of such acquisitions, in form and substance reasonably satisfactory to CME Ltd.; and

(xi)
CME Ltd. shall have received a written confirmation satisfactory to CME Ltd. from Glavred-Media LLC and its participants that the transaction contemplated by this Agreement and the other Transaction Documents does not violate the agreement of shareholders of Glavred-Media LLC dated 18 February 2009.

(c)	Conditions precedent to the performance by Alstrom of its obligations on the Closing Date:

(i)
there shall have been no breach of any CME Warranty, Ukraine Holding Warranty, Company Warranty or Fundamental Studio 1+1 and Kino Group Warranty and no material breach of any other Studio 1+1 and Kino Group Warranty, in each case at and as of the date when first given and at and as of the Closing Date with the same effect as though made at and as of the Closing Date, it being understood that, for purposes of determining the accuracy of any such Warranty, all monetary thresholds and other materiality qualifications set forth in such Warranty shall be disregarded.  Each of CME Ltd., Ukraine Holding and the Company shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to Closing.  Each of CME Ltd., Ukraine Holding and the Company shall have delivered to Alstrom a certificate, dated the Closing Date and signed by a duly authorized officer to the effect set forth above in this Clause 3.1(c)(i);

(ii)
the CME Restructuring shall have been completed and the Company shall hold all of the right, title and interest in and to 100% of the direct and indirect ownership interests of each of the companies in the Studio 1+1 and Kino Group;

(iii)
each of CME Ltd., Ukraine Holding and the Company shall have executed all of the Closing Date Documents and CME Parties' Deliverables to which it is a party and such Closing Date Documents shall be ready for exchange at the Closing; and

(iv)
no event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened in respect of any of the Company or any Studio 1+1 and Kino Group Entity since the date of this Agreement that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, in the reasonable judgment of Alstrom, a Material Adverse Effect.

3.2	Closing Date.

(a)	On the Closing Date, the following actions shall take place:

(i)	each of Alstrom, CME Ltd., Ukraine Holding and the Company shall execute a letter agreement (the "Closing Memorandum") confirming that:

(1)	all of the conditions precedent applicable to it set forth in Clause 3.1 are satisfied or waived; and

(2)	it is satisfied with the Alstrom Parties' Deliverables or CME Parties' Deliverables (as the case may be) delivered to it;

(ii)
immediately following (i) the Holding Company Transfer pursuant to the Holding Company Purchase Agreement and (ii) confirmation from the bank referred to in Clause 5.1(d) that an irrevocable payment instruction for a wire transfer in immediately available funds was received in respect of the Alstrom Cash Contribution and will be honored, the Subscription Shares shall be issued to Alstrom in accordance with Clause 2.2 of this Agreement and in accordance with the Cyprus Contribution Agreement;

(iii)	the Alstrom Parties shall deliver to the CME Parties the Alstrom Parties' Deliverables; and

(iv)	the CME Parties shall deliver to the Alstrom Parties the CME Parties' Deliverables.

(b)
If for any reason Closing does not take place as contemplated by this Clause 3, the Parties shall cooperate to reverse such of the steps required for Closing as have been undertaken or taken place so as to put the Parties as closely as possible in the positions they were in prior to any steps having been undertaken or taken place pursuant to this Clause 3.

3.3	Anticipated Closing Date and Long-Stop Date.

(a)
The Parties intend that Closing shall take place at 1:00 p.m. (London time) at the offices of the Company’s counsel in Limassol, Cyprus on 17 August 2009, or at such other time and place as Alstrom, the Company and CME Ltd. may agree in writing (the "Closing Date").  Each of the Parties shall use its reasonable best efforts to ensure that all of the conditions set out in Clause 3.1 are satisfied by 17 August 2009.  The Closing shall not take place between 4 September 2009 and 30 September 2009.

(b)
In the event that any of the conditions set out in Clause 3.1 have not been fulfilled by 15 January 2010, any Party shall be entitled to terminate this Agreement by written notice to the other Parties, provided that such non fulfilment of any condition was not the direct result of any breach by the Party seeking to terminate or any of its Affiliates.

4.	WARRANTIES

4.1	General Warranties.

Each of the Parties represents and warrants to the other Parties that each statement applicable to it contained in Part A of Schedule 2 is true and accurate in every respect and not misleading as at the date of this Agreement and on the Closing Date.

4.2	Alstrom Warranties.

Without limitation to the foregoing Clause 4.1, Alstrom represents and warrants to the other Parties that each statement contained in Section 1 of Part B of Schedule 2 is true and accurate in every respect and not misleading as at the date of this Agreement and on the Closing Date.

4.3	CME Warranties.

Without limitation to Clause 4.1, CME Ltd. represents and warrants to Alstrom that each statement contained in Section 2 of Part B of Schedule 2 is true and accurate in every respect and not misleading as at the date of this Agreement and on the Closing Date.

4.4	TET Group Warranties.

Alstrom warrants to CME Ltd. that, save to the extent fairly disclosed in the corresponding Section of the Alstrom Disclosure Letter with sufficient detail so as to enable a reasonable buyer to understand the facts, matters or information being disclosed and to make an accurate assessment of the impact on the TET Group Entities of the matter being disclosed, each statement contained in Part C of Schedule 2 shall be true and accurate in every respect and not misleading on the Due Diligence Completion Date and on the Closing Date, with the exception of Sections 2, 3 and 5 of Part C of Schedule 2, which shall be true and accurate in every respect and not misleading on the Closing Date only.

4.5	Studio 1+1 and Kino Group Warranties.

The Company and CME Ltd., jointly and severally, warrant to Alstrom that, save to the extent fairly disclosed in the corresponding Section of the CME Disclosure Letter with sufficient detail so as to enable a reasonable buyer to understand the facts, matters or information being disclosed and to make an accurate assessment of the impact on the Studio 1+1 and Kino Group Entities of the matter being disclosed, each statement contained in Part D of Schedule 2 shall be true and accurate in every respect and not misleading on the Due Diligence Completion Date and on the Closing Date, with the exception of Sections 2, 3 and 5 of Part D of Schedule 2, which shall be true and accurate in every respect and not misleading on the Closing Date only.

4.6	Independent Warranties.

Each Warranty shall be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.  Each of the Parties acknowledges that the other Parties are entering into this Agreement in reliance on each Warranty.

4.7	Knowledge.

(a)
Where any Warranty is qualified by the expression "so far as Alstrom is aware" or "to the knowledge of Alstrom" or any similar expression, that statement or reference shall mean so far as is within the actual knowledge of any of the general directors, finance directors and chief legal officers of each TET Group Entity, in each case having made all reasonable enquiries.

(b)
Where any Warranty is qualified by the expression "so far as CME Ltd. or the Company is aware" or "to the knowledge of CME Ltd. or the Company" or any similar expression, that statement or reference shall mean so far as is within the actual knowledge of any of Adrian Sarbu, Oliver Meisler, Mr. Tkachenko and the general directors, finance directors and chief legal officers of any Studio 1+1 and Kino Group Entity, in each case having made all reasonable enquiries.  For the avoidance of doubt, any knowledge of CME Ltd. or the Company with respect to omitted spousal consents or waivers or with respect to omitted shareholder consents for share capital reductions shall in no way limit or otherwise affect the Warranties provided by Alstrom hereunder.

(c)
Neither CME Ltd. nor the Company shall be liable in respect of any claim for breach of Warranty where or to the extent that Kolomoisky had knowledge (actual, constructive or imputed) of the facts, matters or circumstances giving rise to such Warranty claim.

5.	CERTAIN COVENANTS

5.1	Pre-Closing Conduct.

(a)	From the date of this Agreement (or, if different, from the date the relevant Warranty is given hereunder) until Closing, the Alstrom Owners and Alstrom agree to:

(i)
except to the extent necessary to implement the TET Restructuring, comply with and ensure that each TET Group Entity complies with Part A of Schedule 3 and ensure that no action is taken by Alstrom or any TET Group Entity the effect of which would, to the knowledge of Alstrom or the TET Group, cause a TET Group Warranty, Alstrom Warranty or Alstrom Owner Warranty to be untrue, inaccurate or misleading in any material respect if given in respect of the facts or circumstances as at Closing;

(ii)
notify and ensure that each TET Group Entity notifies CME Ltd. promptly if it becomes aware of a fact or circumstance which constitutes or which would or would reasonably be expected to constitute a breach of any TET Group Warranty, Alstrom Warranty or Alstrom Owner Warranty or Clause 5.1(a)(i), or which would or might reasonably be expected to cause a TET Group Warranty, Alstrom Warranty or Alstrom Owner Warranty to be untrue, inaccurate or misleading in any material respect in relation to the facts or circumstances as at Closing; and

(iii)
without limitation to the generality of Clause 3.1(b) and any remedies available to CME Ltd. or the Company as a result of violation of any Warranty, take any and all action necessary in order to cure violation of any TET Group Warranty, Alstrom Warranty or Alstrom Owner Warranty so as to ensure that by the Closing Date all TET Group Warranties are true and correct in all material respects. Alstrom shall take all actions reasonably necessary in order to rectify any material problems and violations that may have a detrimental effect on the TET Restructuring, the TET Group Entities, the Reissued Licenses for TET and the Subsidiaries of TET or any other licenses and permits issued to TET Group Entities.

(b)
Prior to Closing, Alstrom shall use their reasonable efforts (but shall not be obligated) to acquire all outstanding equity interests in the TET Group not currently owned by the TET Group.  For the avoidance of doubt, the approval of the Company and CME Ltd. shall be required for any such acquisition.  Furthermore, prior to Closing, Alstrom shall not (and shall ensure that none of its Affiliates shall) (i) dispose of any ownership interest, direct or indirect, in the TET Group, except as contemplated pursuant to the TET Restructuring or (ii) engage in any transaction with a TET Group Entity, other than any transaction exclusively among TET Group Entities, without the prior written consent of CME Ltd.

(c)	Prior to Closing, Alstrom shall:

(i)
use their best efforts to procure, in respect of each Minter Contract that (x) such Minter Contract is promptly assigned to Holding Company pursuant to an assignment agreement in customary form, in each case on the same terms as such existing Minter Contract (the "Minter Assignments") or (y) in place of such Minter Contract, a new agreement is entered into between Holding Company and the relevant third party, on the same material terms as such existing Minter Contract;

(ii)	use their best efforts to procure that all third party consents required in respect of the Minter Assignments are promptly obtained;

(iii)
procure that each agreement between Minter and a TET Group Entity in respect of third party programming and any payable owing to Minter from any TET Group Entity in connection with any Minter Assignment effected or any Minter Contract for which a new agreement has been entered into pursuant to Clause 5.1(c)(i) prior to Closing shall be either (x) assigned to Holding Company or (y) waived or terminated without liability to any TET Group Entity; and

(iv)
in respect of any Minter Contracts which will not be effectively assigned to Holding Company or substituted prior to the Closing Date (as contemplated by Clause 5.1(c)(i), procure that Minter and Holding Company enter into sublicense agreements, in each case on terms and in a form satisfactory to CME Ltd. (acting reasonably).

(d)
Prior to Closing, Alstrom shall open a bank account at the same branch of ING Bank where the Company has an account (or at such other bank as may be agreed between Alstrom and CME Ltd. in writing) for the purpose of transferring the Alstrom Cash Contribution at Closing. CME Ltd. shall use reasonable efforts to provide assistance to Alstrom in opening such account.

(e)	From the date of this Agreement (or, if different, from the date the relevant Warranty is given hereunder) until Closing, the Company, Ukraine Holding and CME Ltd. agree to:

(i)
except to the extent necessary to implement the CME Restructuring, comply with and ensure that each Studio 1+1 and Kino Group Entity and the Company complies with Part B of Schedule 3 and ensure that no action is taken by the Company, CME Ltd., Ukraine Holding or any of the Studio 1+1 and Kino Group Entities the effect of which would, to the knowledge of the Company or CME Ltd., cause a Studio 1+1 or Kino Group Warranty, CME Warranty, Ukraine Holding Warranty or Company Warranty to be untrue, inaccurate or misleading in any material respect if given in respect of the facts or circumstances at Closing;

(ii)
notify and ensure that each Studio 1+1 and Kino Group company notifies Alstrom promptly if it becomes aware of a fact or circumstance which constitutes or which would or would reasonably be expected to cause any Studio 1+1 and Kino Group Warranty, CME Warranty, Ukraine Holding Warranty or Company Warranty to be untrue, inaccurate or misleading in any material respect if given in respect of the facts or circumstances at Closing or a breach of Clause 5.1(e)(i); and

(iii)
without limitation to the generality of Clause 3.1(c) and any remedies available to Alstrom or the Alstrom Owners as a result of violation of any Warranty, take any and all action necessary in order to cure violation of any Studio 1+1 and Kino Group Warranty, CME Warranty, Ukraine Holding Warranty or Company Warranty so as to ensure that by the Closing Date all Studio 1+1 and Kino Group Warranties are true and correct in all material respects. Each of the Company or CME Ltd. shall take all actions reasonably necessary in order to rectify any material problems and violations that may have a detrimental effect on the CME Restructuring, the Studio 1+1 and Kino Group Entities, the Reissued Licenses for Gravis, TOR or ZHYSA or any other licenses and permits issued to the Studio 1+1 and Kino Group companies.

(f)
If, in the period prior to Closing, any Party (acting reasonably) considers that there may have been a breach of any Warranty (an "Inquiring Party") by any other Party (the "Responding Party"), the Inquiring Party may by written notice given to the Responding Party prior to Closing require the Responding Party to provide to such Inquiring Party, and/or procure the provision to such Inquiring Party of all information as such Inquiring Party may reasonably require in order to ascertain whether such a breach has occurred. The Responding Party shall as soon as reasonably practicable provide or procure the provision of all such information.

5.2	Satisfaction of Conditions.

From the date of this Agreement until Closing, each Party shall use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things necessary, proper or advisable in order for such Party to fulfill and perform its obligations in respect of this Agreement (including its obligations pursuant to this Clause 5) and the other Transaction Documents to which it is a party, to cause the conditions to its obligations set forth in Clause 3.1 to be fulfilled and otherwise to consummate and make effective the transactions contemplated hereby and thereby.

5.3	Access to Information; Finalization of Due Diligence and Disclosure Letters.

(a)
Alstrom shall (i) give, and shall cause the TET Group Entities to give, CME Ltd., its counsel, financial advisors, auditors and other authorized representatives full access to the properties, books and records of any TET Group Entity and to the books and records of Alstrom relating to any TET Group Entity, (ii) furnish, and shall cause the TET Group Entities to furnish, to CME Ltd., its counsel, financial advisors, auditors and other authorized representatives such financial data and other information relating to any TET Group Entity as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Alstrom or the TET Group Entities to cooperate with CME Ltd. in its investigation of the TET Group Entities, provided that the foregoing (x) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Alstrom or the TET Group Entities and (y) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Alstrom in this Agreement.

(b)
Alstrom shall provide a full and complete draft of the Alstrom Disclosure Letter and the Financial Statements and Management Accounts (in the case of the Financial Statements and Management Accounts, only to the extent not previously provided) to CME Ltd. and the Company no later than 3 August 2009.  Provided that CME Ltd. and the Company are provided such full and timely access and that Alstrom provides such draft in a timely manner, CME Ltd. and the Company shall use all reasonable efforts to finalize its own due diligence of the TET Group Entities no later than 3 August 2009.  The Parties acknowledge that CME Ltd. and the Company shall be entitled to accept or reject the draft Alstrom Disclosure Letter and that the draft Alstrom Disclosure Letter may raise issues that CME Ltd. or the Company believes should be addressed by way of amendment of this Agreement or the other Transaction Documents.  On the date that CME Ltd., the Company and Alstrom agree the Alstrom Disclosure Letter (such date, the "Due Diligence Completion Date"), such Parties shall execute the Alstrom Disclosure Letter and confirm satisfaction of the condition set forth in Clause 3.1(b)(v) (other than in respect of those matters not then due to have been completed and subject at all times to Clause 5.3(c) below).  For the avoidance of doubt but without limiting any rights in respect of prior breach or Warranty or covenant, the Parties shall not be required to consummate the transactions to be consummated at Closing unless such draft disclosure letter is agreed.

(c)
Notwithstanding any previously agreed Alstrom Disclosure Letter, Alstrom may, at any time prior to the date that is five (5) Business Days prior to the anticipated Closing, propose to CME Ltd. and the Company a supplemental disclosure letter for the purpose of disclosing those matters that (i) have occurred since the date of this Agreement (or Due Diligence Completion Date, as applicable), (ii) were not known by Alstrom as of such date and (iii) would, without such disclosure, result in the failure of the condition set forth in Clause 3.1(b)(i) being fulfilled.  In such event, the Parties shall repeat the procedures described in Clause 5.3(b) as if the initial Alstrom Disclosure Letter had not been agreed.  For the avoidance of doubt but without limiting any rights in respect of prior breach or Warranty or covenant, the Parties shall not be required to consummate the transactions to be consummated at Closing unless such draft supplemental disclosure letter is agreed.

(d)
CME Ltd. and the Company may, at any time prior to the date that is five (5) Business Days prior to the anticipated Closing, deliver to Alstrom a draft disclosure letter for the purpose of disclosing those matters that (i) have occurred since the date of this Agreement (or Due Diligence Completion Date, as applicable), (ii) were not known by CME Ltd. or the Company as of such date and (iii) would, without such disclosure, result in the failure of the condition set forth in Clause 3.1(c)(i) being fulfilled.  The Parties acknowledge that Alstrom shall be entitled to accept or reject the draft CME Disclosure Letter and that the draft CME Disclosure Letter may raise issues that Alstrom believes should be addressed by way of amendment of this Agreement or the other Transaction Documents.  For the avoidance of doubt but without limiting any rights in respect of prior breach or Warranty or covenant, if a draft CME Disclosure Letter is proposed, the Parties shall not be required to consummate the transactions to be consummated at Closing unless such draft CME Disclosure Letter is agreed.

5.4           Combined Business Plan.

The Company shall use its reasonable efforts to provide prior to Closing a draft of the post-Closing business plan (the "Proposed Business Plan") for the Company.

5.5           Use of Proceeds.

The Alstrom Cash Contribution shall be used to finance the activities of Studio 1+1, Gravis and the TET Group substantially in accordance with the Proposed Business Plan (subject to such amendments as may be approved by the Company pursuant to the Shareholders' Agreement and the Constitutional Documents of the Company).

5.6           Certain Post Closing Covenants.

(a)	Each of the Parties shall use all reasonable efforts to procure that:

(i)
the net assets value of each of TET, TET-Production, Alex TV, S-TET, TET-Poltava and TET-Kherson as soon as possible, or in any case not later than as a result of the 2009 financial year, is above the aggregate amount of registered capitals each of TET, TET-Production, Alex TV, S-TET, TET-Poltava and TET-Kherson respectively within deadlines reasonably satisfactory to CME Ltd.;

(ii)
each Ukrainian TET Group Entity and its respective shareholders shall execute amendments to the effective wording of its Constitutional Documents to bring it into full conformity with Ukrainian Law, and such amendments to the Constitutional Documents of each TET Group Entity shall be registered by the competent Governmental Authority under applicable Laws; and

(iii)
the TET Group shall obtain permits to host radio-electronic devices used by TET for TET signal transmission ("RED Permits") in respect of all radio-electronic devices hosted by TET Group without such RED Permits within a deadline reasonably satisfactory to CME Ltd.

(b)
As soon as practicable following the Closing Date, the Parties shall procure that extraordinary general meetings (or the equivalent) of the Company and each relevant Subsidiary shall be duly convened and held at which the Persons nominated by CME Ltd. and Alstrom in accordance with this Agreement and/or as contemplated in the Shareholders' Agreement (insofar as they have not been appointed) shall be appointed as members of the Company Board (as defined in the Shareholders' Agreement) and each Opco Supervisory Board (as defined in the Shareholders' Agreement) in accordance with the Shareholders' Agreement and the Constitutional Documents of each such Subsidiary.

(c)	Following the Closing Date, Alstrom shall:

(i)
use best efforts to procure that (x) any Minter Assignments not effected prior to the Closing Date are effected as soon as practicable after the Closing Date; and (y) all third party consents required in respect of any Minter Assignments not obtained prior to the Closing Date are promptly obtained, and pending the effectiveness of such Minter Assignments, shall procure that any benefit accruing to Minter under a Minter Contract shall be held in trust by Minter for the benefit of Holding Company; and

(ii)
procure that the Company and CME Ltd. are provided reasonable access to any Material Contracts (including, for the avoidance of doubt, any programming agreements and any other contracts assigned by Minter pursuant to Clause 3.1(b)(vi)) and such other books, documents, records and other information then held or controlled by any Alstrom Party or Minter necessary for the operation of the TET Group Entities.

6.	TERMINATION

6.1	Termination.

This Agreement may be terminated:

(a)	at any time by mutual written consent of all of the Parties; or

(b)	by any of the Parties pursuant to Clause 3.3(b).

6.2	Survival.

Any termination or expiry of this Agreement shall be without prejudice to any rights accruing prior to such termination.  Clauses 1, 7, 8, 9, 10, 11 and 12 shall survive termination of this Agreement.

7.	INDEMNITIES AND LIABILITIES

7.1	CME Ltd. and Company Indemnity.

Each of CME Ltd. and the Company, jointly and severally, agrees that, from and after the date of this Agreement, it shall defend, indemnify and hold harmless Alstrom and the Alstrom Owners, their respective Affiliates, and their and their respective Affiliates' representatives, officers, directors, shareholders and Controlling Persons (the "Alstrom Indemnitees") from and against, and pay or reimburse the Alstrom Indemnitees for, any bona fide claims (by any Person that is not an Affiliate of Alstrom or any Alstrom Owner), obligations, debts, damages (including any damages arising from or related to business interruption or loss of profits, consequential, indirect, speculative or punitive damages), liquidated damages, liabilities, costs, expenses and reasonable legal fees, whether or not involving a third party claim (collectively, "Losses") whatsoever resulting from (a) any inaccuracy in or breach of any representation or warranty when made or deemed made by CME Ltd. or the Company in or pursuant to this Agreement or (b) any breach or default in performance by CME Ltd. or (prior to Closing) the Company of any of their covenants or agreements set forth in this Agreement or the Cyprus Contribution Agreement.

7.2           Alstrom Indemnity.

Alstrom agrees that, from and after the date of this Agreement, it shall defend, indemnify and hold harmless CME Ltd. and the Company, their respective Affiliates, and their and their respective Affiliates' representatives, officers, directors, shareholders and Controlling Persons (the "CME Indemnitees", and together with the Alstrom Indemnitees, each, an "Indemnitee") from and against, and pay or reimburse the CME Indemnitees for, any Losses (for these purposes a bona fide claim means a claim by any Person that is not an Affiliate of any of the CME Parties) whatsoever resulting from (a) any inaccuracy in or breach of any representation or warranty when made or deemed made by Alstrom or any Alstrom Owner in or pursuant to this Agreement or (b) any breach or default in performance by Alstrom or any Alstrom Owner of any of their covenants or agreements set forth in this Agreement or the Cyprus Contribution Agreement.

7.3           Indemnification Procedure.

(a)
A claim (which shall include any claim in respect of a breach of any Warranty) hereunder (an "Indemnity Claim") shall be asserted by written notice from the Party asserting such Indemnity Claim (the "Indemnified Party") to the Party from whom indemnification is sought (the "Indemnifying Party").  Such notice shall include information regarding the nature and basis for the Indemnity Claim and an estimate of the amount of Losses demanded (including, to the extent practicable, a calculation of the alleged Losses).

(b)
If the Indemnity Claim relates to any claim by a third party (a "Third Party Claim"), the Indemnified Party shall state in the notice to the Indemnifying Party the nature and basis of the Third Party Claim and the amount thereof, to the extent known or estimable.  The Indemnifying Party shall be entitled at its own expense to assume the defense of the Third Party Claim, using legal advisers reasonably approved by the Indemnified Party.  The Indemnified Party shall provide the Indemnifying Party and its advisers with such information and assistance as the Indemnifying Party shall reasonably request at the cost of the Indemnifying Party.  If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise or discharge does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim.

(c)
The obligation of an Indemnifying Party shall not extend to any liability arising from the settlement or compromise of any action or claims brought against the Indemnified Party, or the admission by the Indemnified Party of any claim or the taking by the Indemnified Party of any action (unless required by Law or applicable process), which might reasonably be expected to prejudice the successful defense of the action or claim without, in any such case, the prior written consent of the Indemnifying Party.

7.4	Obligation to Mitigate.

Each of Parties agrees that each Indemnified Party shall take all commercially reasonable steps to mitigate any Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder in order for any other Indemnifying Party to have a corresponding obligation to indemnify for such Losses pursuant to Clause 7.1 or 7.2.

7.5	Time Limits.

(a)
The TET Group Warranties (other than the Fundamental TET Group Warranties and the TET Group Tax Warranties) and the Studio 1+1 and Kino Group Warranties (other than the Fundamental Studio 1+1 and Kino Group Warranties) shall survive the Closing until the third anniversary of the Closing Date.  The TET Group Tax Warranties and Fundamental TET Group Warranties shall survive until 60 days following the expiration of the relevant statute of limitations.

(b)
Any Indemnity Claim notified under this Clause 7 is principal and continuing and accordingly shall remain in full force and effect regardless of the legality, validity or enforceability of any other provisions of this Agreement and notwithstanding the winding-up, liquidation or dissolution of any of Alstrom or any of its Affiliates holding Shares or other incapacity or limitation of Alstrom or any of its Affiliates holding Shares or any change in the status, control or ownership thereof.

7.6	Financial Limits.

(a)
Except in the case of fraud, the maximum aggregate liability of the CME Parties, on the one hand, and the Alstrom Parties, on the other hand, for any and all Indemnity Claims or other claims arising in respect of this Agreement and made prior to Closing shall not exceed US$500,000.  For the avoidance of doubt, this limitation shall be inapplicable for all such claims if the Closing occurs.

(b)	A Party shall be liable in respect of an Indemnity Claim made after Closing in respect of a Warranty only if the amount payable (but for this Clause 7.6(b)) in respect of such Indemnity Claim:

(i)	exceeds US$500,000; and

(ii)
when taken with every other Indemnity Claim for which the liability of the relevant Party or its Affiliates individually exceeds the relevant threshold for such Indemnity Claim in Clause 7.6(b)(i) and 7.6(c)(i), and all Indemnity Claims also exceed in aggregate US$4,000,000, in which case the Party shall be liable for the whole amount of all such Indemnity Claims and not only for the excess, provided that the foregoing limitations shall not apply (1) in respect of any Indemnity Claim related to any TET Group Tax Warranty or any Fundamental Warranty or (2) in respect of any Indemnity Claim made prior to Closing.

(c)
A Party shall be liable in respect of an Indemnity Claim made after Closing in respect of any TET Group Tax Warranty or any Fundamental Warranty only if the amount payable (but for this Clause 7.6(c)) in respect of such Indemnity Claim:

(i)	exceeds US$100,000; and

(ii)
when taken with every other Indemnity Claim in respect of any TET Group Tax Warranty or any Fundamental Warranty for which the liability of the relevant Party or its Affiliates individually exceeds US$100,000, also exceeds in aggregate US$2,000,000, in which case the Party shall be liable for the whole amount of all such Indemnity Claims and not only for the excess, provided that any amount(s) payable in respect of any Indemnity Claim made pursuant to this Clause 7.6(c) shall be included in the aggregate total for the purposes of Clause 7.6(b)(ii), and provided further that none of the foregoing limitations shall apply in respect of any Indemnity Claim made prior to Closing.

(d)
Notwithstanding the preceding provisions in this Clause 7.6, Alstrom shall be liable in respect of any Indemnity Claim made after Closing in respect of the Warranty set out in Clause 4.2 of Part C of Schedule 2 only if the amount payable (but for this Clause 7.6(d)) in respect of such Indemnity Claim exceeds US$1,000,000, provided that any amount payable in respect of any Indemnity Claim made pursuant to this Clause 7.6(d) shall be included in the aggregate total for the purposes of Clause 7.6(b)(ii).

(e)
For the purpose of Clauses 7.6(b) and 7.6(c) above two or more Indemnity Claims arising from the same set of facts, matters or circumstances or a series of related facts, matters or circumstances shall be treated as a single Indemnity Claim.

(f)
Except for Indemnity Claims in respect of TET Tax Group Warranties and Fundamental Warranties and except in the case of fraud, the maximum aggregate liability of any Party for any and all Indemnity Claims shall not exceed US$50,000,000.

(g)
The maximum aggregate liability of any Party for any and all Indemnity Claims arising out of or in connection with any breach of Warranty shall not exceed US$100,000,000, except in the case of fraud, in which case no limits shall apply.

(h)
For purposes of the calculation of Losses pursuant to this Clause 7, any materiality or similar qualification (including any monetary threshold) referred to in the relevant Warranty which is the subject of an Indemnity Claim shall be ignored.

8.	CONTROL RETENTION; NO INTERFERENCE; CERTAIN COSTS

8.1           Control Retention.

Each of Kolomoisky and Surkis hereby covenants and undertakes, for so long as Alstrom holds (or is required to hold) Shares, not to Transfer its interest in the trust held by the Alstrom Nominee or otherwise Transfer its Beneficial Ownership of shares or other securities of Alstrom without the prior written consent of CME Ltd., provided that (i) Surkis may Transfer his shares of Alstrom to Kolomoisky and (ii) Kolomoisky may Transfer his shares of Alstrom to one of his Affiliates, his successors or Mr. Gennadiy Bogolyubov in a transaction or series of related transactions if and, only if, (x) as a result thereof, Kolomoisky or his successor continues to be the Beneficial Owner of more than 50% of the outstanding share capital of Alstrom and he continues to Control Alstrom and (y) any such transferee agrees to be bound hereunder as a Alstrom Owner with the same obligations as Kolomoisky.  The Alstrom Nominee hereby covenants and undertakes, for so long as Alstrom holds (or is required to hold) Shares, not to Transfer the legal ownership of any shares or other securities of Alstrom without the prior written consent of CME Ltd. other than to (A) a substitute nominee which has entered into a substantially similar trust arrangement with Kolomoisky and Surkis as the existing arrangement between Kolomoisky, Surkis and Alstrom Nominee or (B) an entity that is 100% legally and Beneficially Owned by Kolomoisky, which ownership Kolomoisky has undertaken, for the benefit of CME Ltd., Ukraine Holding and the Company, not to Transfer.

8.2           Alstrom SPV Undertakings.

Alstrom shall not incur any obligations of any nature, nor otherwise engage in any business activity, other than as strictly required to perform its obligations hereunder and under the other Transaction Documents other than (i) loans from the shareholders of Alstrom (x) that are on substantially the same conditions as a Shareholder Loan (as defined in the Shareholders Agreement) made to the Company and (y) the proceeds of which are immediately onlent to the Company as a Shareholder Loan and (ii) obligations of up to US$1,000,000 incurred in the ordinary course of business and necessary to maintain the corporate status of Alstrom in the jurisdiction of its incorporation.

8.3           No Interference.

Each of the Alstrom Owners undertakes to refrain from voting its shares of Alstrom, directing Alstrom board members appointed by such Alstrom Owners or otherwise taking any affirmative action, in each case to direct Alstrom to breach its obligations under this Agreement.  For the avoidance of doubt, an omission by the Alstrom Owners to direct or cause Alstrom to act to perform its obligations under this Agreement shall not be considered to be such interference.

8.4           Certain Costs.

Subject always to the maximum aggregate liability amount set out in Clause 7.6(a), each of the Alstrom Owners, jointly and severally, hereby covenants and undertakes to reimburse CME Ltd., Ukraine Holding and the Company for their actual, reasonable costs for legal, financial and other advisors engaged by CME Ltd., Ukraine Holding, the Company or any of its Affiliates in connection with this Agreement in the event of any termination or lapse of this Agreement as a result of the failure of Alstrom to perform any of its obligations under this Agreement, except where such failure to perform results from any breach by any CME Party of its obligations hereunder.

9.	CONFIDENTIALITY

9.1           Obligation.

The Parties acknowledge and agree that they (whether acting by themselves or through their respective legal advisers, directors, officers, servants or agents or any of them or through any company or howsoever) shall keep confidential and shall not provide a copy of any Transaction Document or disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated and/or publicized, any of the terms and conditions of any Transaction Document, and/or the existence of any and all of the circumstances leading to this Agreement, to any individual and/or entity not a Party to this Agreement, except to the extent described below:

(a)	in response to an order of a court of competent jurisdiction, or in response to an appropriate subpoena or discovery request issued in the course of Litigation;

(b)
in response to (i) an inquiry to which by Law a response must be given or, on advice of counsel, to which a response is advisable or (ii) any order issued by a Governmental Authority or supra-governmental agency of competent jurisdiction;

(c)	to the extent necessary to report income to appropriate taxing authorities and/or to contest the imposition of any Tax by appropriate taxing authorities;

(d)
to such Party's respective accountants and legal advisers and to any broker or insurer or relevant reinsurer or retrocessionaire in all cases (other than disclosure to legal advisers) as may be required by contract and/or by Law;

(e)	in connection with any Litigation or arbitration proceedings between the Parties relating to this Agreement or any other Transaction Document; and

(f)	to the extent required or (on advice of counsel) appropriate in order to comply with applicable Law or stock exchange rules.

In the event disclosure is necessary pursuant to any of the Clauses above, the disclosing Party shall (to the extent permitted by applicable Law) apprise the third party to whom such disclosure is made of the confidential nature of the information and said disclosing Party shall use its reasonable and good faith efforts to secure the confidentiality of the information provided to any third party.

9.2           Public Domain.

The requirements of Clause 9.1 shall not apply to any information or data to the extent such information has already entered the public domain (provided always that it has not entered the public domain by reason of the disclosing Party's breach of this Agreement, including any action by such Party's Subsidiary).

10.	ASSIGNMENT

Except as expressly provided herein, none of the rights of the Parties under this Agreement may be assigned or transferred without the prior written consent of the other Parties.

11.	MISCELLANEOUS

11.1         Further Assurances.

The Parties agree that, from and after the date hereof, each of them shall, and shall cause their respective Subsidiaries to, execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested by any Party to carry out the purposes and intents hereof.  The provisions of this Clause 11.1 shall survive the Closing Date.

11.2         Modification; Waiver; Severability.

Except as specifically provided herein, this Agreement may be modified only by a written instrument executed by all the Parties.  If any provision of this Agreement is held to be unenforceable for any reason, the Parties shall, acting in good faith and using best efforts, seek to agree adjustments to such provision, so that such provision is not avoided and in order to achieve the intent of the Parties to the extent possible.  In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction. If any provision of this Agreement is or becomes invalid or unenforceable, in whole or in part, this shall not affect the validity of the remaining provisions hereof.

11.3         Third Party Rights.

No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any Person who is not a Party, except that the Alstrom Indemnitees and the CME Indemnitees shall be entitled to enforce the provisions of Clause 7 pursuant to such act as if they were a party hereto.

11.4         Entire Agreement.

This Agreement, together with the other Transaction Documents and the documents herein referred to, constitute the entire agreement among the Parties and supersedes and replaces any prior agreement, understanding, undertaking or arrangement with respect to the subject matter hereof, including for the avoidance of doubt the Original Framework Agreement, provided that this Clause 11.4 shall in no event have the effect to exclude liability for fraud.

11.5         Preparation.

Each Party acknowledges and confirms that the preparation of this Agreement has been a joint effort of all Parties and counsel for all Parties and that it shall not be construed for or against any individual Party on the basis solely that this Agreement or any part thereof was drafted by or on behalf of that Party.

11.6         Specific Performance.

The Parties acknowledge and agree that a breach by any Party of any of the terms of this Agreement is likely to result in irreparable and continuing damage to the other Parties for which there may or will be no adequate remedy at law and/or for which damages will not be an adequate remedy, and that in the event of such breach, any of the Parties shall be entitled to apply for injunctive relief and/or a decree for specific performance and such other or further relief as may be appropriate.  Notwithstanding the foregoing, the sole remedy for any breach hereof prior to Closing shall be to seek monetary damages, which shall be subject to the limitation set forth in Clause 7.6(a).

11.7         Costs.

Subject to Clause 8.4, each Party shall bear its own costs, including lawyers' fees, notarial fees, filing and registration costs in relation to the preparation and negotiation of this Agreement and any other Transaction Document.

11.8         Notices.

All notices and other communications made in connection with this Agreement shall be in writing.  Any notice or other communication in connection herewith shall be deemed duly delivered and given to any other Party one (1) Business Day after it is sent by fax, confirmed by letter sent by a reputable express courier service, in each case, to the regular mail addresses and fax numbers set forth below or to such other regular mail address and/or fax number as may be specified in writing to the other Parties:

if to Alstrom:

21, Aglantzias Ave.
Block 21 B, Floor 2, Office 1
2108 Aglantzia
Nicosia
Cyprus
Attn:  Michalakis Tsitsekkos

Tel.:  +357-22-462-050
Fax:  +357-22-336-464

if to Alstrom Nominee:

Michalakis Tsitsekkos
21, Aglantzias Ave.
Block 21 B, Floor 2, Office 1
2108 Aglantzia
Nicosia
Cyprus
Attn:  Michalakis Tsitsekkos

Tel.:  +357-22-462-050
Fax:  +357-22-336-464

with a copy to Alstrom.

if to Kolomoisky:

Igor Valeryevich Kolomoisky
office 602

32, Naberezhnaya Pobedy, 49094
Dnipropetrovsk, Ukraine
Attn:  Timur Novikov

Tel.:  +380 567161551
Fax:  +380 567161551

with a copy to Alstrom.

if to Surkis:

Ihor Mykhailovich Surkis
Arch. Makariou III, 155 PROTEAS HOUSE,
5th floor, P.C. 3026, Limassol, Cyprus
Attn:  Mr. Andreas Sofocleous

Tel.:  +357 2584 9000
Fax: +357 2584 9100

with a copy to Alstrom.

if to CME Ltd.:

c/o CME Development Corporation
52 Charles Street
London W1J 5EU
Attn: General Counsel

Tel: +44 20 7127 5834
Fax: +44 20 7127 5801

if to Ukraine Holding:

Dam 5B
JS1012 Amsterdam
The Netherlands

Tel: +31 20 626 8836
Fax: +31 20 423 1404

with a copy to:

CME Development Corporation
52 Charles Street
London W1J 5EU
Attn: General Counsel

Tel: +44 20 7127 5834
Fax: +44 20 7127 5801

if to the Company:

CME Cyprus Holdings Limited
199 Makarios III Avenue, Neocleous House
P.O. Box 50613
CY – 3608, Limassol, Republic of Cyprus

Tel.:  +357 2536 2818
Fax: +357 2535 9262

with a copy to CME Ltd. and Alstrom.

Any Party may give any notice or other communication in connection herewith using any other means (including personal delivery, messenger service, facsimile, telex or regular mail), but no such notice or other communication shall be deemed to have been duly delivered and given unless and until it is actually received by the individual for whom it is intended.

11.9	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same agreement.

12.	GOVERNING LAW AND ARBITRATION

12.1	Governing Law.

This Agreement is governed by and shall be construed in accordance with English Law.

12.2	Arbitration.

(a)
General.  Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity, interpretation, performance or termination, shall be finally resolved by arbitration in accordance with the then existing Rules of Arbitration of the London Court of International Arbitration (the "LCIA Rules"), which are deemed to be incorporated by reference into this Clause 12.2, except to the extent modified by this Clause 12.2.  The tribunal shall consist of three arbitrators.  Subject to the provisions of Clause 12.2(c) the parties to any such arbitration shall each be entitled to nominate one arbitrator and the third arbitrator shall be appointed by the two party-nominated arbitrators.  In a multi-dispute the tribunal shall be appointed by the LCIA Court, unless the parties to such arbitration agree in writing that, for the purpose of Article 8.1 of the LCIA Rules, the disputant parties represent two separate sides for the formation of the tribunal as claimant and respondent respectively.

(b)
Seat and Language.  The seat of the arbitration shall be London, England.  The language of the arbitration shall be English except that any party to the arbitration may submit testimony or documentary evidence in Ukrainian or Russian and shall furnish a translation or interpretation of any such evidence into English.

(c)
Related Disputes.  If any dispute arising out of or relating to this Agreement (hereinafter referred to as a "Related Dispute") raises issues which are substantially the same as or connected with issues raised in another dispute which has already been referred to arbitration under this Agreement, the Shareholders' Agreement, the Cyprus Contribution Agreement or any other Transaction Document (an "Existing Dispute"), the tribunal appointed or to be appointed in respect of any such Existing Disputes shall also be appointed as the tribunal in respect of any such Related Dispute.  Where, pursuant to the foregoing provisions, the same tribunal has been appointed in relation to two or more disputes, the tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the tribunal thinks fit.  The tribunal shall have power to make such directions and any interim or partial award as it considers just and desirable.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties and on the date first written above.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:	/s/ Adrian Sarbu
Name: Adrian Sarbu
Title: President and COO

ALSTROM BUSINESS CORP

By:	/s/ Michalakis Tsitsekkos
Name: Michalakis Tsitsekkos
Title: Director

MICHALAKIS TSITSEKKOS

/s/ Michalakis Tsitsekkos

IGOR VALERYEVICH KOLOMOISKY

/s/ Igor Kolomoisky

IHOR MYKHAILOVICH SURKIS

/s/ Ihor Mykhailovich Surkis

CME UKRAINE HOLDING B.V.

By:	/s/ Alphons van Spaendonck
Name: A.N.G.V. Spaendonck
Title: Managing Director

By:	/s/ Henk van Wijlen
Name: H v. Wijlen for Pan-Invest B.V.
Title: Managing Director

CME CYPRUS HOLDING LIMITED

By:	/s/ David Sturgeon
Name: David Sturgeon
Title: Managing Director